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                                                      Exhibit 10(j)


                                January 31, 1994


Mr. Fredric G. Reynolds
5400 Preston Oaks Road, Apt. 4035
Dallas, Texas   75240

Dear Fred,

         This letter confirms Westinghouse's offer of employment to you for the position of Senior Vice President, Chief Financial Officer.

         Provisions of the offer are as follows:

         BASE SALARY - Your annualized base salary for 1994 will be $350,000 paid in accordance with the regular payroll practices of the Corporation.

         ANNUAL INCENTIVE AWARDS - You will be eligible to participate in the Corporation's annual incentive plan for executives. For this position, award opportunities typically range between $150,000 and $250,000. Awards are generally based on: 1) Westinghouse's financial performance against objectives, 2) Corporate Development's performance on strategic initiatives and 3) evaluation of individual contributions. For each of fiscal years 1994 and 1995, a minimum annual incentive award of $150,000 will be paid if you are actively employed by the Corporation at the time annual incentive payments are made in January 1995 and 1996, respectively.

         LONG-TERM INCENTIVES - The Corporation will provide a one-time non-qualified stock option grant of 150,000 shares. The option price will be the fair market value, as defined in the plan, of Westinghouse common stock on the day the Management Compensation Policy Committee of the Board ("MCPC") authorizes the grant. The other option terms will be consistent with the standard Westinghouse stock option provisions of the options granted by the MCPC in May 1993 under the new plan, including a provision vesting the options after one year of employment from the grant date. In addition, an Equity Plus Grant will be made to you with a target value of $75,000 for the 1992-1994 performance cycle, subject to the measurements, terms and requirements applicable to grants to other executives in connection with the 1992-1994 Equity
         Plus Grants. You will have an opportunity to defer any amounts earned in accordance with the applicable deferral provisions (which currently provide for

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Mr. Fredric G. Reynolds
January 31, 1994
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         deferral of up to 100% of any amounts earned). Both of the above grants are subject to shareholder approval of the new long-term incentive plan.

         You will also be eligible for long-term incentive grants applicable to your position. These grants are typically made in the second quarter of each year.

         EMPLOYEE BENEFITS - Westinghouse will reimburse you for the cost of COBRA coverage to extend your current health care plan for the three month waiting period until you and your eligible dependents are eligible to be covered by Westinghouse's plan.

         During your employment, the standard Westinghouse benefit programs (including pension, disability, life insurance, savings, relocation program) and perquisites applicable to this position will be extended to you.

         SEPARATION - If you are terminated for any reason, other than for gross misconduct, gross neglect of duties, or malfeasance, you will be entitled to receive each month after termination, for a period of twelve months, an amount equal to your then applicable monthly base salary, which will be in lieu of any other Westinghouse salary continuation programs. In addition, the Corporation would arrange for an outplacement service with a firm to be selected by Westinghouse.

         I'm pleased that you will be joining Westinghouse and am looking forward to a long and successful association. I believe you will make an important contribution to Westinghouse and that Westinghouse will be able to provide you with opportunities that will fulfill your future career aspirations.

         Congratulations and welcome aboard!


                                   Sincerely,